UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2013

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street
Suite 1550
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Bid Price Notification

On April 23, 2013, we received written notification from The Nasdaq Stock Market that for the last 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market based on Listing Rule 5550(a)(1).  Our common stock remains listed on the Nasdaq Capital Market under the symbol PGRX. Under Listing Rule 5810(c)(3)(A), we have 180 calendar days, or until September 20, 2013, to regain compliance. If at any time before then, our common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days, Nasdaq staff will notify us that we have regained compliance.

We intend to actively monitor the bid price for our common stock for the next 180 days and will consider available options to regain compliance with the Nasdaq minimum bid price requirement.

Market Value of Listed Securities Notification

On April 25, 2013, we received written notification from The Nasdaq Stock Market that we are no longer in compliance with Nasdaq Listing Rule 5550(b)(2) because the market value of our listed securities has fallen below the $35 million minimum requirement for continued listing on the Nasdaq Capital Market for a period of at least 30 consecutive business days. Our common stock remains listed on the Nasdaq Capital Market. Under Nasdaq Listing Rule 5810(c)(3)(C), we have 180 calendar days, or until September 22, 2013, to regain compliance. Compliance can be achieved by meeting the $35 million minimum requirement for market value of listed securities for a minimum of 10 consecutive business days during the 180-day compliance period. If compliance cannot be demonstrated by the end of the 180-day compliance period, Nasdaq will notify us that our common stock is subject to delisting. In the event that we receive a notice of delisting, Nasdaq rules permit us to appeal the delisting determination to a Nasdaq Hearings Panel.

We are currently considering available options to resolve the deficiency and regain compliance with the Nasdaq minimum requirement for market value of listed securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Damon G. Barber
Date: April 26, 2013		President and Chief Executive Officer